Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated April 11, 1997 accompanying the consolidated financial statements of American List Corporation, appearing in the Annual Report of Snyder Communications, Inc. on Form 10-K for the year ended December 31, 1998 and the Proxy Statement and Prospectus of Snyder Communications, Inc. dated October 5, 1999 (the consolidated financial statements of American List Corporation are not presented separately therein), which are incorporated by reference in this Registration Statement on Form S-8 of Snyder Communications, Inc. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned report.




GRANT THORTON LLP


Melville, New York
November 11, 1999